Exhibit 5.1
[LETTERHEAD OF LOWENSTEIN SANDLER PC]
June 17, 2009
Goldman, Sachs & Co.
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated
J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC
           As Representatives of the several Underwriters
           named in Schedule I hereto,
c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
c/o Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated
One Bryant Park
New York, New York 10036
Ladies and Gentlemen:
We have acted as special New Jersey counsel for Vulcan Materials Company, a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-147796), filed on December 3, 2007 with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the proposed sale pursuant to a prospectus supplement dated June 12, 2009 to the prospectus dated December 3, 2007 (together, the “Prospectus”) and the Underwriting Agreement dated June 11, 2009 among the Company and the underwriters named therein (the “Underwriting Agreement”) of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”).
We have reviewed the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other documents and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based upon the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Common Stock being delivered at the First Time of Delivery (as such term is defined in the Underwriting Agreement) has been duly authorized by all necessary corporate action of the Company, has been validly issued and is fully paid and non-assessable.
The foregoing opinion is limited to the law of the State of New Jersey.
We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s 8-K dated June 17, 2009 and to the use of our name under the caption “Validity of the Shares” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.
Very truly yours,
/s/ Lowerstein Sandler PC